PRIME RETAIL, INC.

                  EXHIBIT 12: COMPUTATION OF RATIO OF EARNINGS
    TO COMBINED FIXED CHARGES AND PREFERRED STOCK DISTRIBUTIONS AND DIVIDENDS

              (Amounts in thousands, except for ratio information)

                                                                            Three Months Ended March 31
                                                                     -------------------------------------------
                                                                            1999                   1998
                                                                     --------------------   --------------------

 Income before minority interests                                        $ 9,298                $ 7,451
 Interest incurred                                                        22,008                  9,693
 Amortization of capitalized interest                                        121                     94
 Amortization of debt issuance costs                                         593                    167
 Amortization of interest rate protection contracts                           57                    342
 Less interest earned on interest rate protection contracts                    -                    (23)
 Less capitalized interest                                                (1,074)                (1,388)
                                                                        --------               --------
      Earnings                                                            31,003                 16,336
                                                                        --------               --------

 Interest incurred                                                        22,008                  9,693
 Amortization of debt issuance costs                                         593                    167
 Amortization of interest rate protection contracts                           57                    342
 Preferred stock distributions and dividends                               6,955                  4,166
                                                                       ---------               --------
      Combined Fixed Charges and
          Preferred Stock Distributions and Dividends                     29,613                 14,368
                                                                       ---------               --------
 Ratio of Earnings to Combined Fixed
      Charges and Preferred Stock
      Distributions and Dividends                                           1.05  x                1.14   x
                                                                       =========               ========